EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-2 of our report, dated May 8, 1998, except as to the information presented in
Note 14, for which the date is May 15, 1998, on the financial statements of C-Phone Corporation as of February 28, 1998 and 1997 and for the three years ended February 28, 1998, which appears on page F-1 of C-Phone Corporation's Annual Report on Form 10-KSB for the year ended February 28, 1998. We also consent to the reference to us under the heading "Experts" in such prospectus.



/s/ PRICEWATERHOUSECOOPERS LLP
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    PricewaterhouseCoopers LLP



Raleigh, North Carolina
March 16, 1999